Exhibit 10.2
PIER 1
BENEFIT RESTORATION PLAN II
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

PIER 1
BENEFIT RESTORATION PLAN II
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005
     The Pier 1 Benefit Restoration Plan was established effective as of April 1, 1990, by the Company. The purpose of the Pier 1 Benefit Restoration Plan is to permit select members of management and highly compensated employees of the Company to defer current compensation. In addition, the Company desires and intends by the adoption and maintenance of this Benefit Restoration Plan to recognize the value to the Company of the past and present services of employees covered by the Benefit Restoration Plan and to encourage and assure their continued service to the Company by making more adequate provision for their future retirement security. The Pier 1 Benefit Restoration Plan was previously amended and restated effective as of December 20, 1991 and was amended and restated again effective as of July 1, 1995. Subsequent to July 1, 1995 the Pier 1 Benefit Restoration Plan was amended six (6) times. Effective as of January 1, 2005, the portion of the Pier 1 Benefit Restoration Plan which will be subject to certain new deferred compensation taxation laws is being separated from the portion which will not be subject to such laws, is hereby renamed the Pier 1 Benefit Restoration Plan II and is hereby amended and restated as hereinafter set forth in this instrument.

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PIER 1
BENEFIT RESTORATION PLAN II
TABLE OF CONTENTS

ARTICLE		PAGE

I	Title, Effective Date and Purpose of Restatement	1

II	Definitions and Construction of the Plan Documents	1

III	Eligibility	3

IV	Deferral of Compensation	3

V	Restoration Account	4

VI	Distribution	5

VII	Beneficiary	7

VIII	Administration of the Plan	8

IX	Claims Procedure	9

X	Nature of Company’s Obligation	9

XI	Miscellaneous	10

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ARTICLE I
TITLE, EFFECTIVE DATE AND PURPOSE OF RESTATEMENT
     Section 1.01 Title. This Plan shall be known as the Pier 1 Benefit Restoration Plan II (hereinafter referred to as the “Plan”).
     Section 1.02 Effective Date. The original effective date of this Plan was April 1, 1990. The effective date of this restatement is January 1, 2005.
     Section 1.03 Purpose of Restatement. The purpose of this January 1, 2005 restatement is to cause the Plan to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code. The Plan is to be construed and interpreted in accordance with such purpose.
ARTICLE II
DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENTS
     As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:
     Section 2.01 Beneficiary. “Beneficiary” shall mean the person or persons designated by a Participant as being entitled to receive any benefits under this Plan.
     Section 2.02 Board of Directors. The term “Board of Directors” shall mean the Board of Directors of Pier 1 Imports, Inc.
     Section 2.03 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Section 2.04 Committee. “Committee” means the Compensation Committee of the Board of Directors of Pier 1 Imports, Inc. or such other committee as may be designated by such board. The Committee shall be the plan administrator for purposes of ERISA and shall manage and administer the Plan in accordance with this document, except for the administrative functions required to be performed by the Company as set forth in this document.
     Section 2.05 Compensation. “Compensation” shall mean Compensation, as defined in the 401(k) Plan; provided, however, that (i) no limit on annual compensation, pursuant to Code Section 401(a)(17), shall apply, and (ii) “Compensation” shall not include any forms of bonus payment other than annual Fiscal Year bonus payments.
     Section 2.06 Company. “Company” shall mean and include the “Employer” and/or “Adopting Employers”, as such terms are defined in the Pier 1 Associates’ 401(k) Plan.
     Section 2.07 Compensation Deferral Agreement. “Compensation Deferral Agreement” means the written form of agreement referred to in Section 3.02 hereof which is prescribed by the Company and executed and submitted by a Participant to the Company before the relevant Election Date.
     Section 2.08 Election Date. The “Election Date” is the date established by the Company as the date on or before which an Executive must submit a valid Compensation Deferral Agreement to the Company. The applicable Election Dates for an Executive who has been designated by the Committee as eligible to participate in the Plan are as follows: (i) in the case of the first Taxable Year in which an Executive initially becomes eligible to participate in the Plan, a date which is no later than the thirtieth (30th) day immediately following the date the Executive initially became eligible to participate in the
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Plan, and (ii) for any Taxable Year following the first Taxable Year in which an Executive becomes eligible to participate in the Plan, a date which is no later than the last day of the immediately preceding Taxable Year. For purposes of the preceding sentence:
(1) A Participant who terminates employment with the Company and who is thereafter reemployed by the Company and designated upon such reemployment or thereafter as eligible to participate in the Plan shall upon such designation be deemed to be initially eligible to participate in the Plan;
(2) A Participant who voluntarily suspends his deferrals of Compensation under the Plan and who thereafter desires to resume such Compensation deferrals shall not be deemed to be initially eligible to participate in the Plan; and
(3) A Participant who ceases to be eligible to participate in the Plan for any reason but who remains employed with the Company and thereafter again becomes eligible to participate in the Plan shall not be deemed to be initially eligible to participate in the Plan.
     Section 2.09 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     Section 2.10 Executive. “Executive” shall mean any management employee or highly compensated employee of the Company.
     Section 2.11 Fiscal Year. “Fiscal Year” shall mean the Company’s fiscal year.
     Section 2.12 401(k) Plan. “401(k) Plan” shall mean the Pier 1 Associates 401(k) Plan, as it shall be amended from time to time.
     Section 2.13 Participant. “Participant” means an Executive who is participating in the Plan within the meaning of Article III hereof.
     Section 2.14 Plan. “Plan” means this Pier 1 Benefit Restoration Plan II, described in this instrument, as amended from time to time.
     Section 2.15 Plan Year. The “Plan Year” is the calendar year.
     Section 2.16 Restoration Account. “Restoration Account” is the account described in Article V as a bookkeeping record for each Participant of this Plan. A Participant’s Restoration Account shall consist of amounts attributable to Compensation deferrals for Taxable Years from and after December 31, 2004 and of amounts credited as of December 31, 2004 to their Restoration Accounts under the Pier 1 Benefit Restoration Plan document as then in effect which for any reason are considered as amounts deferred after December 31, 2004 for purposes of Section 409A of the Code. A Participant’s Restoration Account may, at the discretion of the Company, include one or more sub-accounts to reflect the amounts credited to a Participant under the various terms of this Plan.
     Section 2.17 Taxable Year. “Taxable Year” is a twelve (12) consecutive month period beginning January 1 and ending December 31.
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ARTICLE III
ELIBIBILITY
     Section 3.01 Eligibility. Eligibility for participation in this Plan shall be determined by the Company, in its sole discretion; provided, however, that no Executive shall be selected for participation in this Plan unless he qualifies as a member of a select group of management or as a highly compensated employee of the Company within the meaning of Section 201(2) of ERISA, and such Executive has met the eligibility service requirement of the 401 (k) Plan.
     Section 3.02 Participation. An Executive, after having been notified by the Company that he is eligible for participation, shall complete and timely return to the Company a duly executed Compensation Deferral Agreement. No Compensation Deferral Agreement shall be effective before acceptance by the Company.
     Section 3.03 Subsequent Eligibility. If a Participant stops, pursuant to Section 4.05 hereof, his deferrals of Compensation hereunder, such Participant shall lose his eligibility for participation in this Plan until he is again selected by the Company pursuant to Section 3.01 hereof.
ARTICLE IV
DEFERRAL OF COMPENSATION
     Section 4.01 Compensation Deferral. Through the timely delivery to the Company of an executed Compensation Deferral Agreement a Participant shall defer the receipt of a dollar amount of Compensation otherwise payable to the Participant in the future for services that have yet to be rendered. The dollar amount of Compensation deferred may not exceed twenty percent (20%) of the Participant’s Compensation per Plan Year. Amounts so deferred shall be credited to such Participant’s Restoration Account.
     Section 4.02 Company Matching Contribution. With respect to Compensation deferred under Section 4.01, the Company shall credit to a Participant’s Restoration Account an additional amount equal to the sum of (i) one hundred percent (100%) of the first one percent (1%) of a Participant’s elected Compensation deferral, and (ii) fifty percent (50%) of the next four percent (4%) of the Participant’s elected Compensation deferral. The foregoing sum shall be credited to such Participant’s Restoration Account.
     Section 4.03 Initial Compensation Deferral Agreement. An Executive selected to participate in the Plan pursuant to Section 3.02, must submit a written Compensation Deferral Agreement to the Company on or before the applicable Election Date following such Executive’s initial eligibility. A valid Compensation Deferral Agreement submitted on or before the applicable Election Date following the Executive’s initial eligibility shall cause Compensation to be deferred beginning the first day of the first full payroll period coincident with or immediately following the date the Compensation Deferral Agreement is submitted by the eligible Executive to the Company. An Executive who has been selected to participate in the Plan pursuant to Section 3.02 but who declines to participate at that time may thereafter submit a written Compensation Deferral Agreement to the Company for a subsequent Taxable Year as his initial Compensation Deferral Agreement provided that he is still eligible for Plan participation and provided that such agreement is submitted prior to the beginning of such Taxable Year. Such Compensation Deferral Agreement shall cause Compensation to be deferred beginning the first day of the first full payroll period coincident with or immediately following the January 1 of such Taxable Year and shall be effective for all full payroll periods beginning in such Taxable Year. In no event, however, may a Compensation Deferral Agreement provide for deferral of Compensation that has been earned as of the date the Compensation Deferral Agreement is executed by the Participant.
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     Section 4.04 Duration of a Compensation Deferral Agreement. A Compensation Deferral Agreement shall remain in effect until revoked or modified by the execution of a new Compensation Deferral Agreement by the Participant.
     Section 4.05 Compensation Deferral Agreement Changes. On or before the applicable Election Date for a Taxable Year, a Participant may elect by a written Compensation Deferral Agreement submitted to the Company to stop, increase or decrease the amount of Compensation deferrals for such Taxable Year. A Compensation deferral change elected by a Participant with respect to a Taxable Year shall be effective for all full payroll periods beginning in such Taxable Year. No change in Compensation deferrals will be permitted for any Taxable Year after the beginning of such Taxable Year or commencement date for such deferrals in the case of initial eligibility to participate in the Plan except that the Company may, in its sole discretion, permit Participants to make such Compensation deferral election changes as may be designated as permissible pursuant to Treasury Regulations or other binding guidance issued by the Internal Revenue Service with respect to the requirements of Sections 409A(2), (3) and (4) of the Code.
     Section 4.06 Compensation Deferral Suspension. Any Participant who elects a “cash-out” distribution of his Restoration Account balance under the Pier 1 Benefit Restoration Plan I pursuant to Section 6.01 thereof shall (i) forfeit that amount of deferred Compensation, Company matching contributions and earnings under this Plan as are necessary to preserve the status of the “cash-out” distribution provision of the Pier 1 Benefit Restoration Plan I as a benefit that has not been materially modified for purposes of Section 409A of the Code, and (ii) have his participation under this Plan suspended in accordance with the terms of Section 6.01 of the Pier 1 Benefit Restoration Plan I. The Participant’s participation under this Plan shall be automatically resumed in accordance with the terms of Section 6.01 of the Pier 1 Benefit Restoration Plan I.
     Section 4.07 Annual Bonus Deferrals. Compensation deferrals for annual bonus amounts which are payable with respect to any Fiscal Year beginning after the Taxable Year in which the Executive first becomes eligible to participate in the Plan will be effected based upon his Compensation deferral election made prior to the beginning of the Taxable Year in which such Fiscal Year begins. The annual bonus amount on which Compensation deferrals are to be effected for the Fiscal Year beginning in the Taxable Year in which an Executive first became eligible to and first elected to participate in the Plan shall be reduced to reflect the portion of such annual bonus payment, if any, which is based upon service completed by such Executive prior to the date of his Compensation deferral election.
ARTICLE V
RESTORATION ACCOUNT
     Section 5.01 Restoration Account. Each Participant’s Restoration Account shall as of January 1, 2005 be credited with the dollar amount equal to the portion of his Restoration Account as of December 31, 2004 which constitutes amounts deferred after December 31, 2004 for purposes of Section 409A of the Code. Thereafter, Compensation elected to be deferred by a Participant under a written Compensation Deferral Agreement and Company matching contributions shall be credited in a dollar amount to the Restoration Account of such Participant.
     Section 5.02 Interest. Each Participant’s Restoration Account balance shall be credited at least quarterly with an amount of interest at an annual rate equal to Moody’s Corporate Bond Index, or comparable index if Moody’s Corporate Bond Index is no longer available, plus 1% where the Index is averaged on a daily basis for a period determined by the Company from time to time.
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ARTICLE VI
DISTRIBUTION
     Section 6.01 Distributions. If a Participant has not elected installment payments pursuant to and in accordance with Section 6.04, then upon the termination of a Participant’s employment with the Company for any reason, the Participant’s vested portion of his Restoration Account balance shall be valued and paid to him in accordance with Section 6.04 and the non-vested portion of such Restoration Account balance plus interest earned and accrued on such amount, if any, shall be forfeited. For purposes of the Plan, a Participant will only be deemed to have terminated employment with the Company if the facts and circumstances are such that he has had a separation from service with the Company pursuant to guidance issued by the Internal Revenue Service under Section 409A of the Code.
     Section 6.02 Nonforfeitable Right to Employee Contributions. The Participant shall have a one hundred percent (100%) nonforfeitable and vested right to the value of his Restoration Account attributable to his Compensation deferrals under Section 4.01 hereof and the interest earned on such deferrals under Section 5.02 hereof.
     Section 6.03 Vesting of Company Matching Contributions. A Participant is vested in any Company matching contributions arising under Section 4.02 of this Plan (plus interest thereon pursuant to Section 5.02) according to the provisions of the 401(k) Plan that are applicable to the vesting of Employer matching contributions under such 401(k) Plan, irrespective of whether a Participant is actually participating in the 401(k) Plan.
     Section 6.04 Time and Form of Distributions. Unless a Participant has elected an installment form of payment and such election satisfies the conditions and provisions of this Section 6.04, the distribution of the vested portion of a Participant’s Restoration Account shall be made in cash only in the form of a single lump sum payment equaling the value (determined as of the date of such Participant’s termination of employment with the Company) of the Participant’s vested portion of his Restoration Account plus interest accrued on such amount through the date of distribution. A Participant’s lump sum distribution payment will be made no later than the 15th day of the third calendar month following the end of the calendar quarter in which the Participant’s employment with the Company is terminated regardless of whether an account distribution form is received from the Participant.
     The distribution of a Participant’s Restoration Account may be made to such Participant in the form of annual installments over a period of five (5) years commencing as described below provided that such election will be effective only if:
(1) Such Participant has attained the age of fifty-five (55) as of the date of his termination of employment with the Company; and
(2) Such Participant is fully vested in his Restoration Account as of the date of his termination of employment with the Company.
     Subject to the special election right described in Section 6.05 below, a Participant’s election to receive distribution of his Restoration Account in the form of annual installments must be made at the time that he first elects to effect Compensation deferrals under the Plan, shall be non-revocable and shall be made in writing on a form prescribed by the Company and filed with the Benefits Department of the Company. Provided that the above conditions are satisfied, the Participant’s Restoration Account will be valued as of the date of the Participant’s termination of employment with the Company. The Restoration Account as valued shall be distributed in five (5) equal annual installments to the Participant. The first annual installment will be made approximately ninety (90) days from the end of the calendar quarter in
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which the Participant’s employment with the Company is terminated. Each subsequent annual installment payment will be made approximately ninety (90) days following December 31st of each year beginning with the year of the initial distribution. The undistributed balance of a Participant’s Restoration Account shall be credited with interest in accordance with Section 5.02 on the same basis and in the same manner as interest is credited on the Restoration Accounts of Participants who are active employees of the Company, and each annual installment shall include the interest accrued on the undistributed balance through the date of distribution of such payment.
     Section 6.05 Special Election Right. If a Participant failed to elect distribution of his Restoration Account in the form of annual installments at the time described in Section 6.04, such Participant may thereafter make a non-revocable election in writing on a form prescribed by the Company and filed with the Benefits Department of the Company to receive payment of his Restoration Account in the form of installment payments provided that such election will not take effect until at least twelve (12) months after the date on which it filed with the Benefits Department of the Company and will be effective only if:
(1) Such Participant has attained the age of fifty-five (55) as of the date of his termination of employment with the Company; and
(2) Such Participant is fully vested in his Restoration Account as of the date of his termination of employment with the Company.
(3) Such Participant remains employed with the Company for at least twelve (12) months after the election is filed with the Company.
     Provided that the above conditions are satisfied, the Participant’s Restoration Account will be valued as of the date of commencement of such Participant’s Restoration Account installment distributions. The Restoration Account as valued shall be distributed in five (5) equal annual installments to the Participant. The first annual installment will be made approximately ninety (90) days from:
(1) the end of the calendar quarter in which the Participant’s employment with the Company is terminated if such termination was by reason of death or disability within the meaning of Section 409A(2)( C) of the Code; or
(2) the fifth anniversary of the date of the Participant’s termination of employment if such termination was for any reason other than death or disability within the meaning of Section 409A(2)( C) of the Code.
     Each subsequent annual installment payment will be made approximately ninety (90) days following December 31st of each year beginning with the year of the initial distribution. The undistributed balance of a Participant’s Restoration Account shall be credited with interest in accordance with Section 5.02 on the same basis and in the same manner as interest is credited on the Restoration Accounts of Participants who are active employees of the Company, and each annual installment shall include the interest accrued on the undistributed balance through the date of distribution of such payment.
     Section 6.06 Loans. No loans to Participants of amounts in a Participant’s Restoration Account shall be permitted.
     Section 6.07 Key Employee Distributions. Notwithstanding any other provisions of this Article VI, in the case of any Participant who is a “key employee” as such term is defined in Section 416(i) of the Code without regard to paragraph (5) thereof, no distribution may be made from the Plan to
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such Participant as a result of his separation from service with the Company before the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of the Participant following such separation from service) unless such separation from service was by reason of any of the events described in Sections 409A(a)(2)(A)(ii), (iii), (iv), (v) or (vi) of the Code.
     Section 6.08 Hardship Withdrawals. A Participant who has incurred an unforeseeable emergency (as hereinafter described) may, with the consent of the Company in its sole discretion, withdraw from his Restoration Account an amount not in excess of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, which maximum amount shall be determined after taking into account the extent to which such hardship is or may be relieved through reimbursement of compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship). Any such withdrawal may be requested by submitting a written request to the Company which shall include such information as the Company may request in order to determine if the requirements described in this Section 6.08 are satisfied such that the withdrawal may be approved. For purposes of this Section 6.08, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
ARTICLE VII
BENEFICIARY
     Section 7.01 Beneficiaries. If a Participant is participating in the 401(k) Plan, except as otherwise provided below, at any relevant time for purposes of this Plan a Participant’s Beneficiaries (and their respective shares and priorities) shall be those Beneficiaries (and their respective shares and priorities) then currently designated pursuant to the 401(k) Plan or specially designated by the Participant pursuant to the 401(k) Plan, as the case may be. To the extent that a Participant is not participating in the 401(k) Plan, and except as otherwise provided below, a Participant may designate a Beneficiary or Beneficiaries pursuant to a beneficiary designation form. A beneficiary election form will be provided to a Participant who is not participating in the 401(k) Plan upon written request by the Participant to the Company. If a Participant fails to have a beneficiary pursuant to the 401(k) Plan or fails to deliver to the Company a beneficiary election form for this Plan, the Company shall have the right to distribute the vested portion of such Participant’s Restoration Account to the respective estate of such Participant.
     Section 7.02 Proper Beneficiary. If the Company is in doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.
     Section 7.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Participant or Beneficiary, the Company, in its sole and absolute discretion may make a distribution to a legal or natural guardian of a minor or a court appointed guardian or representative of such incompetent. The receipt by a guardian or a court appointed guardian or representative shall be a complete discharge to the Company and Committee. Neither the Committee nor the Company shall have any responsibility to see to the proper application of any payments so made.
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ARTICLE VIII
ADMINISTRATION OF THE PLAN
     Section 8.01 Majority Vote. All resolutions or other actions taken by the Committee shall be made or taken according to the procedures in effect for resolutions or actions by the Plan Administrator of the 401(k) Plan.
     Section 8.02 Finality of Determination. Subject to the Plan, the Company shall, from time to time, establish forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.
     Section 8.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.
     Section 8.04 Indemnification and Exculpation. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership and service on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.
     Section 8.05 Expenses. The expenses of administering the Plan shall be borne by the Company.
     Section 8.06 Cash-Out of Non-qualifying Participants. Notwithstanding anything in this Plan or any Compensation Deferral Agreement to the contrary, the Company may, in its sole discretion, remove from participation in the Plan any Participant (and cancel such Participant’s Compensation Deferral Agreement) (i) whose participation, according to any regulation (whether proposed, temporary, or final), ruling, court case or administrative interpretation, causes or may cause the Plan, in the sole discretion of the Company, to fail to qualify as a plan described in Section 201(2) of ERISA or any successor statutory provision, or (ii) who subsequent to execution of their Compensation Deferral Agreement becomes ineligible to participate in the Plan. Participants so removed may, notwithstanding the Plan or any Compensation Deferral Agreement, be distributed immediately in one lump sum the vested balance of their Restoration Accounts and the unvested portion shall be forfeited but only if failure to effect such cash out distribution and forfeiture would, according to any regulation (whether proposed, temporary, or final), ruling, court case or administrative interpretation causes or may cause the Plan, in the sole discretion of the Company, to fail to qualify as a plan described in Section 201(2) of ERISA or any successor statutory provision.
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ARTICLE IX
CLAIMS PROCEDURE
     Section 9.01 Written Claim. Retirement benefits and the value of a Participant’s Restoration Account shall be paid in accordance with the provisions of this Plan and any applicable Compensation Deferral Agreement. The Participant, or a designated Beneficiary or any other person claiming through the Participant shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Company.
     Section 9.02 Denied Claim. If the claim is denied, in full or in part, the Company shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.
     Section 9.03 Review Procedure. If the claim is denied and review is desired, the Participant (or Beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant or his Beneficiary may request a review of the Plan or other pertinent documents, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held before the Committee, but the decision to hold a hearing shall be within the sole discretion of the Committee.
     Section 9.04 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if a hearing is not held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan or a Compensation Deferral Agreement on which the decision is based.
ARTICLE X
NATURE OF COMPANY’S OBLIGATION
     Section 10.01 Company’s Payment Obligation. The Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.
     Section 10.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company and Participants and their beneficiaries shall have only the rights of general creditors of the Company.
     Section 10.03 No Promise of Employment. Neither this Plan nor any agreement or writing executed pursuant hereto, including, but not limited to, any Compensation Deferral Agreement, shall be construed to promise or guarantee future employment of any person.
     Section 10.04 No Guarantee of Tax Deferral. Neither this Plan nor any agreement or writing executed pursuant hereto, shall be construed as a representation or assurance that any amounts in a Participant’s Restoration Account shall not be subject to taxation until such amounts are paid or distributed to such Participant or any of his Beneficiaries.
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ARTICLE XI
MISCELLANEOUS
     Section 11.01 Written Notice. Any notice which shall be or may be given under the Plan or a Compensation Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company, Attn: Pier 1 Benefit Restoration Plan, at the address of the Company’s principal offices. If notice is to be given to the Committee, such notice shall be addressed to the Committee of the Pier 1 Benefit Restoration Plan, at the address of the Company’s principal offices. If notice is to be given to a Participant, such notice shall be addressed to the address shown in such Participant’s Compensation Deferral Agreement.
     Section 11.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.
     Section 11.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.
     Section 11.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or in part, at any time. This right includes the right to make retroactive amendments. However, no Company action under this right shall reduce the amount of the Restoration Account, whether vested or not, of any Participant or his Beneficiary.
     Section 11.05 Nontransferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.
     Section 11.06 Legal Fees. All reasonable legal fees incurred by any Participant (or former Participant) or Beneficiary to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under this Plan.
     Section 11.07 Withholding for Taxes. The Company shall be entitled to withhold from payments due under the Plan or from other payments of Compensation to a Participant any and all taxes of any nature required by any government to be withheld from compensation paid to employees.
     Section 11.08 Acceleration of Payment. The Company reserves the right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant.
     Section 11.09 Domestic Relations Orders. All or any portion of a Participant’s Plan benefit will be paid to an individual other than such Participant pursuant to and in accordance with the provisions of a domestic relations order but only if such domestic relations order satisfies all of the requirements to be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code and only if the timing of payment or payments under the order comply with the distribution timing requirements of Section 409A of the Code.
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AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

     Section 11.10 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.
     Section 11.11 Applicable Law. This Plan shall be governed by the laws of the State of Texas.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer effective as of January 1, 2005.

Pier 1 Imports, Inc. for itself and on behalf of the Company
Date: October 9, 2006	By:	/s/ Gregory S. Humenesky
Title: Executive Vice President, Human Resources
PAGE 11 OF THE BENEFIT RESTORATION PLAN II
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005